Exhibit 99.1

For Immediate Release
Contact:  Harvey Grossblatt, President
Universal Security Instruments, Inc.
410-363-3000, Ext. 224
or
Don Hunt, Jeff Lambert
Lambert, Edwards & Associates, Inc.
616-233-0500

Universal Security Instruments, Inc. Announces Settlement

OWINGS MILLS, MD. February 26, 2010: Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced it has entered into a Settlement and License Agreement with United Technologies Corporation (“UTC”) and its subsidiary, Walter Kidde Portable Equipment, Inc. (“Kidde”).

Under the terms of the confidential Agreement, all claims and counterclaims in the lawsuits currently pending between the Company and UTC and Kidde, as previously reported by the Company in its periodic SEC filings, have been mutually dismissed.  Additionally, UTC and Kidde have granted to the Company world-wide non-exclusive licenses under the patented technology in litigation.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 40 year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

------------------------------------------------------------

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our and our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.